Exhibit 99.1

PRESS RELEASE

Autoliv Resumes Dividend

(Stockholm, May 6, 2010) – – – The Board of Directors of the worldwide leader in automotive safety systems, Autoliv Inc. (NYSE: ALV, and SSE: ALIV sdb), today decided to resume the Company’s payments of dividends to shareholders by declaring a quarterly dividend of 30 cents per share for the third quarter 2010.

The dividend will be payable on Thursday, September 2, 2010 to Autoliv shareholders of record on the close of business on Thursday, August 5, 2010. The ex-date, when the shares will trade without the right to the dividend, will be Tuesday, August 3.

The most recent dividend which was declared in the fourth quarter 2008, amounted to 21 cents per share, corresponding to a total amount paid of $14.8 million based on the 70.4 million shares outstanding at that time. The resumed dividend represents $25.6 million based of 85.4 million shares, the current number of shares outstanding

Shareholders Meeting

At the Company’s Annual General Meeting (AGM) of Shareholders in Chicago, held today, May 6, 2010, the shareholders approved all the proposals set forth in this year’s proxy statement.

This means that:

•

Mr. Robert Alspaugh, Dr. Walter Kunerth, Mr. Lars Nyberg and Mr. Lars Westerberg were re-elected as directors of the Board for a regular three-year term until the Annual General Meeting in 2013, and that;

•	the appointment of Ernst & Young AB as Autoliv’s independent auditing firm for the fiscal year ending December 31, 2010, was ratified.

Inquiries:

Mats Ödman, VP Corporate Communications, +46 (0)8 58 72 06 23, or +46 (0)708 32 09 33

Ray Pekar, Director Investor Relations, +1 248 475 0427

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 39,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 are expected to amount to US $6.6 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc. Klarabergsviadukten 70, Sec. E P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25 e-mail: mats.odman@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 248 475 0427, Fax +1 801 625 6672 e-mail: ray.pekar@autoliv.com